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                                                                    EXHIBIT 22.1



                             BANCFIRST CORPORATION

                                 SUBSIDIARIES


                                        STATE OF           PERCENTAGE OF
        SUBSIDIARY NAME              INCORPORATION           OWNERSHIP
---------------------------------  ------------------    ----------------
BancFirst                               Oklahoma             100.00%

National Express Corporation            Oklahoma             100.00%

Lenders Collection Corporation          Oklahoma             100.00%

Citibanc Insurance Agency, Inc.         Oklahoma             100.00%

BancFirst Agency, Inc.                  Oklahoma             100.00%

BancFirst Investment Corporation        Oklahoma             100.00%

BFC Capital Trust I                     Delaware             100.00%